REDEMPTION AGREEMENT

This REDEMPTION AGREEMENT (the “Agreement”) is made as of September 3, 2010, by and between Kun Run Biotechnology, Inc., a Nevada corporation (the “Company”), and Caduceus Asia Partners, LP (the “Purchaser”).

WHEREAS, the Purchaser is the holder of 5,228,758 units of the Company (which units shall be collectively referred to herein as the “Units”), with each Unit consisting of (A) one share of the Series A Preferred Stock of the Company, par value $0.001 per share (the “Series A Preferred”) and (B) one warrant (as amended, modified, restated or supplemented from time to time, each, a “Warrant,” and collectively, the “Warrants”) to purchase 0.30 of a share of Series A Preferred;

WHEREAS, the Units represent all of the Units acquired by the Purchaser pursuant to that Securities Purchase Agreement dated as of April 17, 2010 between the Company and the Purchaser (the “Securities Purchase Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Securities Purchase Agreement);  and

WHEREAS, the parties desire to enter into this Agreement for the redemption in whole of all the Series A Preferred and Warrants represented by the Units pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Redemption of Series A Preferred.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase, redeem, accept and take delivery of, all Series A Preferred represented by the Units, upon full payment of the Redemption Price.  Upon redemption of the Series A Preferred, the Series A Preferred shall be cancelled and shall not be issuable by the Company.

2.           Redemption of Warrants.  Subject to the terms and conditions of this Agreement, the Purchaser shall sell, tender for cancellation, transfer and deliver to the Company, and the Company shall redeem, purchase and accept delivery of, all Warrants represented by the Units, upon full payment of the Redemption Price.  Upon surrender of the Warrants to the Company, all of the Purchaser’s right, title and interest in and to the Warrants shall be extinguished.

3.           Payment of Redemption Price.  In consideration for such sale, assignment, transfer, conveyance and delivery to the Company of the Units , the Company shall pay in cash an aggregate amount of US$9 million (the “Redemption Price”), which Redemption Price shall be paid by the Company to the Purchaser by wire transfer of immediately available fund to a bank account designated by the Purchaser in writing.

4.           Representations and Warranties.

4.1           Each party represents and warrants to the other party that: (i) it has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder; (ii) all action on the part of such party (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of such party hereunder, has been taken; and (iii) this Agreement has been duly executed and delivered by such party and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms.

4.2           The Company further represents and warrants to the Purchaser that it has funds legally sufficient for the redemption of all Series A Preferred and Warrants hereunder and the execution, delivery, and performance by the Company of this Agreement (i) does not require consent of any third party,  and (ii) will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents, any applicable law, or any contract or obligation to which it is a party or by which it is bound, or accelerate or constitute an event entitling holder of any indebtedness of the Company to accelerate the maturity of any such indebtedness.

5.           Indemnity.  The Company agrees to indemnify and hold the Purchaser and each Purchaser Party harmless from any and all Losses such Purchaser or Purchaser Party may suffer or incur whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement.

6.           Cost and Expense.  Each party shall pay its costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

7.           Further Assurances.  Each party agrees to execute and deliver all such other agreements, documents and instruments and perform all such further actions as may be reasonably necessary from time to time to effectuate the terms of this Agreement.

8.           Public Disclosure.   The Company agrees not to make any public disclosure regarding the transactions contemplated by this Agreement without the prior written consent of the Purchaser, except as required by U.S. federal securities law.

9.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.         Governing Law.  This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of New York.

11.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute collectively one and the same instrument.

12.         Amendments; Waivers.  This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

13.           Entire Agreement.  This Agreement constitutes and contains the entire agreement and final understanding between the parties concerning the redemption of the Series A Preferred and Warrants and all other subject matters addressed herein or pertaining thereto.  This Agreement is intended by the parties as a final expression of their agreement with respect to such terms as are included herein and, further, is intended by the parties as a complete and exclusive statement of the terms of their agreement.  This Agreement supersedes and replaces all prior negotiations and all prior or contemporaneous representations, promises or agreements, proposed or otherwise, whether written or oral, concerning the redemption of the Series A Preferred and the Warrants and all other subject matters addressed herein or pertaining thereto.  This is a fully integrated agreement.

14.           Attorneys’ Fees and Costs.  In the event of any controversy or litigation arising out of or in connection with this Agreement, the prevailing party in any such actions or proceeding shall be entitled to recover from the other party all its costs and expenses of the action or suit, including reasonable attorneys’ fees, in addition to any other relief to which it may be entitled.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY

Kun Run Biotechnology, Inc.,
a Nevada corporation

By:  /s/ Xueyun Cui
Name: Xueyun Cui
Title: Chairman of the Board

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER

Caduceus Asia Partners, LP

By:  /s/ Nancy T. Chang
Name: Dr. Nancy T. Chang
Title: Chairman and Senior Managing Director